Exhibit 99.1

              WILLIAMS CONTROLS REPORTS SECOND QUARTER 2005 RESULTS

     PORTLAND, Ore., May 10 /PRNewswire-FirstCall/ -- Williams Controls, Inc. (the "Company") (OTC: WMCO) today announced results for its 2005 second quarter ended March 31, 2005. Net sales of $17,567,000 were up 21.3% from the $14,477,000 reported in the second quarter last year. Net sales for the six months ended March 31, 2005 increased $5,721,000, or 21.2%, to $32,736,000 from
$27,015,000 for the comparable period last year. Net income for the quarter was $1,775,000, or $.04 per diluted share, compared to $1,162,000, or $.04 per diluted share, for the corresponding quarter in 2004. Net income for the six months ended March 31, 2005 was $3,489,000, or $.07 per diluted share, compared to $2,252,000, or $.07 per diluted share, for the six months ended March 31, 2004.

     The increase in sales for this year's second quarter and six months was driven by an increase in production volumes for our truck, bus and off-road customers in North America, Europe and Asia.

     The higher sales levels in both the current quarter and six months translated into gross profit improving for the 2005 second quarter to $6,062,000, a 36% increase from the $4,461,000 in the 2004 second fiscal quarter. For the first six months of fiscal 2005 gross profit improved to $11,183,000 from $8,303,000, a 35% increase from the prior year. Investments in strategic growth initiatives, including the establishment of sales and manufacturing operations in China, opening of a sales office in Europe and the development of sensors for use in our electronic product lines contributed to increased operating expenses. Additionally, spending on research and development activities associated with new product development and higher administrative and legal fees also pushed operating expenses higher for the 2005 second quarter and six months. In total, operating expenses increased $338,000 for the second quarter of fiscal 2005 compared to the comparable quarter in the prior year and $904,000 for the six months ended March 31, 2005.

     Interest expense on debt for both the second quarter and six months of fiscal 2005 of $360,000 and $822,000, respectively, is related to the new bank debt drawn on September 30, 2004 in conjunction with the recapitalization transaction. The Company had minimal bank debt in fiscal 2004. In the second quarter and first six months of fiscal 2004, the Company recorded $791,000 and $1,560,000, respectively, of interest expense related to dividends and accretion on the Series B Preferred Stock. Part of the 2004 recapitalization transaction included the elimination of all outstanding Series B Preferred Stock and the associated dividends. The other income reported in both the second quarter and six months of fiscal 2005 is due in large part to the revaluation of the Put and Call Option agreement between the Company and American Industrial Partners, which was entered into as part of the fiscal 2004 recapitalization transaction on September 30, 2004.

     Tax expense of $1,289,000 was recorded during the second quarter of fiscal 2005 at an effective rate of 42.1%. For the six months ended March 31, 2005, the Company recorded tax expense of $2,278,000 at an effective tax rate of 39.5%. Prior to the beginning of fiscal 2005, the Company had provided for a full valuation allowance on its deferred tax assets, resulting in a minimal tax provision related to the income in the second quarter and first six months of fiscal 2004. The Company reduced the valuation allowance during the fourth quarter of fiscal 2004.

     Williams Controls' President and Chief Executive Officer, Patrick W. Cavanagh, stated, "During the second quarter we established our manufacturing and sales operations in China with the opening of our Suzhou manufacturing facility and our Shanghai sales office and we opened our sales office in Europe to support our growing business in Europe. Additionally, we have made significant progress in our sensor development efforts, including securing of a licensing agreement for non-contacting sensor technology." He concluded, "The stronger worldwide truck, bus and off-road markets, along with our improved financial condition, have enabled us to pursue these growth initiatives."

     ABOUT WILLIAMS CONTROLS
     Williams Controls is a leading designer and manufacturer of Electronic Throttle Control Systems for the heavy truck and off-road markets. For more information, you can find Williams Controls on the Internet at www.wmco.com.

     The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

                             Williams Controls, Inc.
                 Condensed Consolidated Statements of Operations
           (Dollars in thousands, except share and per share amounts)

                                            Three month     Three month      Six month       Six month
                                           period ended    period ended    period ended    period ended
                                              3/31/05         3/31/04         3/31/05         3/31/04
                                            (unaudited)     (unaudited)     (unaudited)     (unaudited)
                                           ------------    ------------    ------------    ------------
Net sales                                  $     17,567    $     14,477    $     32,736    $     27,015
Cost of sales                                    11,505          10,016          21,553          18,712
Gross profit                                      6,062           4,461          11,183           8,303
Research and
 development expense                                860             768           1,590           1,378
Selling expense                                     295             288             610             562
Administration expense                            1,536           1,297           2,820           2,176
Operating income from
 continuing operations                            3,371           2,108           6,163           4,187
Interest income                                     (20)             (1)            (20)             (1)
Interest expense - Debt                             360              18             822              39

Interest expense -
 Series B Preferred
 Stock dividends
 and accretion                                       --             791              --           1,560
Other (income)
 expense, net                                       (33)             --            (406)             (5)
Income from continuing
 operations before
 income taxes                                     3,064           1,300           5,767           2,594
Income tax expense                                1,289              54           2,278              94
Net income from
 continuing operations                            1,775           1,246           3,489           2,500
Discontinued operations                              --              84              --             248
Net income                                        1,775           1,162           3,489           2,252
Earnings per share information:
Income per common share
 from continuing
 operations - basic                        $       0.04    $       0.04    $       0.07    $       0.08
Income (loss) per
 common share from
 discontinued operations
 - basic                                           0.00            0.00            0.00           (0.01)
Net income per common
 share - basic                             $       0.04    $       0.04    $       0.07    $       0.07
Weighted average shares
 used in per share
 calculation
 - basic                                     46,629,411      32,801,728      46,629,411      32,336,079

Income per common
 share from
 continuing
 operations
 - diluted                                 $       0.04    $       0.04    $       0.07    $       0.08
Income (loss) per
 common share from
 discontinued operations
 - diluted                                         0.00            0.00            0.00           (0.01)
Net income per
 common share
 - diluted                                 $       0.04    $       0.04    $       0.07    $       0.07
Weighted average
 shares used in
 per share
 calculation
 - diluted                                   47,770,126      32,917,514      47,626,779      32,363,365

                             Williams Controls, Inc.
                      Condensed Consolidated Balance Sheets
                             (Dollars in thousands)

                                                       March 31,      September 30,
                                                          2005             2004
                                                      (unaudited)      (unaudited)
                                                     -------------    -------------
Assets
Current Assets:
  Cash and cash equivalents                          $       1,227    $       2,482
  Trade accounts receivable, net                            10,032            8,193
  Other receivables                                            452              424
  Inventories                                                3,730            3,777
  Deferred income taxes                                      2,116            2,116
  Prepaid expenses and other current assets                    423              290
    Total current assets                                    17,980           17,282

Property, plant and equipment, net                           6,616            5,402
Deferred income taxes                                        5,173            7,247
Other assets, net                                            1,335            1,194
    Total assets                                     $      31,104    $      31,125

Liabilities and Stockholders' Deficit
Current Liabilities:
  Accounts payable                                   $       5,657    $       4,084
  Accrued expenses                                           4,591            4,969
  Current portion of employee
 benefit obligations                                         1,790            1,240
  Current portion of long-term debt
   and capital lease obligations                             3,456            3,454
    Total current liabilities                               15,494           13,747

Long-term debt and capital
 lease obligations                                          11,900           16,640
Employee benefit obligations                                 7,256            7,440
Other long-term liabilities                                     --              333

Stockholders' Deficit:
  Preferred stock (Series C)                                    --               --
  Common stock                                                 466              466
  Additional paid-in capital                                35,960           35,960
  Accumulated deficit                                      (33,969)         (37,458)
  Treasury Stock                                              (377)            (377)
  Other comprehensive loss -
   Pension liability adjustment
                                                            (5,626)          (5,626)

    Total stockholders' deficit                             (3,546)          (7,035)
    Total liabilities and
     stockholders' deficit                           $      31,104    $      31,125

SOURCE  Williams Controls, Inc.
    -0-                             05/10/2005
    /CONTACT: Dennis E. Bunday, Executive Vice President and Chief Financial Officer of Williams Controls, Inc., +1-503-684-8600/
    /Web site:  http://www.wmco.com